BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE QUARTER

AND NINE MONTHS ENDED JUNE 30, 2006 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, August 14, 2006 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $3,032,000 ($0.35 per share - diluted) and $12,795,000 ($1.47 per share – diluted) for the three and nine months ended June 30, 2006, respectively, as compared to net earnings of $874,000 ($0.10 per share – diluted) and $4,224,000 ($0.49 per share – diluted) for the three and nine months ended June 30, 2005, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter ended June 30, 2006 increased from the prior year’s comparable quarter due to increased earnings from our land investment segment. In June 2006, Barnwell’s 78% owned real estate development partnership, Kaupulehu Developments, closed a real estate transaction on the second increment of an 870 acre area on which residences and a golf course are planned for development. Accordingly, in the three months ended June 30, 2006, Barnwell recognized net revenues of $6,197,000. During the comparable period last year no such real estate transaction occurred. Kaupulehu Developments will also receive a percentage of the sales prices of the residential lots when they are sold to the public and did receive a $1,160,000 percentage payment on the first increment of the 870 acre area in the quarter ended June 30, 2006, bringing percentage payments received on the first increment in the nine months ended June 30, 2006 to $3,660,000. Net earnings for the three and nine months ended June 30, 2006 included $1,094,000 of non-cash deferred tax benefits due to reductions in Alberta and Canadian federal corporate income tax rates. Net earnings for the nine months ended June 30, 2006 also included deferred tax benefits of $4,130,000 related to foreign tax credit carryforwards recognized as a result of Barnwell’s projected increase in oil and natural gas capital expenditures in Canada. There were no such deferred tax benefits in last year’s nine months ended June 30, 2005.

“In comparison to the comparable prior year period, oil and natural gas revenues increased $644,000 (8%) for the three months ended June 30, 2006 due to increases in prices for oil and natural gas liquids and $6,719,000 (29%) for the nine months ended June 30, 2006 due to increases in prices for all petroleum products.

“Cash flow generated by operations totaled $12,989,000 and cash inflows from land transactions increased to $15,322,000 in the current year’s nine month period. The Company invested $6,197,000 in oil and gas exploration and development in the three months ended June 30, 2006, as compared to $2,820,000 invested in the three months ended June 30, 2005, and invested $21,058,000 in the nine months ended June 30, 2006, as compared to $11,654,000 invested during the nine months ended June 30, 2005.”

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Barnwell Industries, Inc.

August 14, 2006

IMMEDIATE RELEASE

Page Two

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.05 per share, payable September 15, 2006, to stockholders of record on September 1, 2006.

In October 2005, Barnwell’s Board of Directors declared a three-for-one stock split in the form of a 200% stock dividend. The shares were distributed on November 14, 2005 to all shareholders of record as of October 28, 2005. All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$ 17,147,000	$ 9,900,000	$ 48,215,000	$ 32,523,000

Net earnings	$ 3,032,000	$ 874,000	$ 12,795,000	$ 4,224,000

Earnings
per share – basic	$ 0.37	$ 0.11	$ 1.57	$ 0.52

Earnings
per share – diluted	$ 0.35	$ 0.10	$ 1.47	$ 0.49

Weighted average common
shares outstanding:
Basic	8,169,060	8,169,060	8,169,060	8,146,962

Diluted	8,738,768	8,680,835	8,720,846	8,615,316